Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES FISCAL 2009 SECOND QUARTER

RESULTS AND UPDATES ITS FISCAL YEAR 2009 BUSINESS OUTLOOK

MERIDIAN, Idaho (April 30, 2009) — MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) (the “Company”) announced financial results today for its second quarter ended March 31, 2009 of fiscal year 2009.

Quarter Highlights:

•                  Revenues were $214.5 million for the quarter, 10.0% higher than revenues for the same period in the prior fiscal year.

•                  Gross profit was $31.6 million for the quarter, 11.9% higher than gross profit for the same period in the prior fiscal year.  Gross profit as a percentage of revenues was 14.7% for the quarter compared to 14.5% for the same period in the prior fiscal year.

•                  Selling, general and administrative (“SG&A”) expenses as a percentage of revenues were 10.0% for the quarter, compared to 10.5% for the same period in the prior fiscal year.

•                  Net income was $5.8 million for the quarter, 32.2% higher than net income for the same period in the prior fiscal year.  Diluted earnings per share were $0.47 for the quarter, compared to $0.36 for the same period in the prior fiscal year, an increase of 30.6%.

•                  Internet sales to independent veterinary practices and producers grew by approximately 36% for the quarter compared to the same period in the prior fiscal year.  Our product sales from the internet as a percentage of sales improved to 31% for the quarter as compared to 27% for the same period in the prior fiscal year.

“I want to thank and congratulate the MWI team for great performance in a challenging environment,” said Jim Cleary, President and Chief Executive Officer.  “We developed a business plan and then met or exceeded our expectations for revenue, gross margin, operating expenses, earnings and value-added services.  We continue our focus on delivering value, efficiency and innovation to our customers and our vendors.”

Quarter ended March 31, 2009 compared to quarter ended March 31, 2008

Total revenues increased by 10.0% to $214.5 million for the quarter ended March 31, 2009, compared to $195.0 million for the quarter ended March 31, 2008.  Revenues attributable to new customers represented approximately 93% of the growth in total revenues during the quarter ended March 31, 2009.  Included in the new customer growth were approximately $2.9 million of revenues attributable to new customers acquired as a result of the acquisition of AAHA MARKETLink on July 1, 2008.  Additionally, we had $5.2 million of incremental revenues as a result of the acquisition of AAHA MARKETLink from customers who had previously been purchasing from both MWI and AAHA MARKETLink.  Commissions on agency sales increased by 5.0% to $3.8 million for the quarter ended March 31, 2009, compared to $3.6 million for the quarter ended March 31, 2008.

Gross profit increased by 11.9% to $31.6 million for the quarter ended March 31, 2009, compared to $28.3 million for the quarter ended March 31, 2008.  Gross profit as a percentage of total revenues was 14.7% for the quarter ended March 31, 2009, compared to 14.5% for the quarter ended March 31, 2008.  The increase in gross profit as a percentage of total revenues was due to improved freight costs as a percentage of revenues as well as an improvement in product margin during the quarter, partially offset by a decrease in vendor rebates.  Vendor rebates for the quarter ended March 31, 2009 decreased approximately $400,000 compared to the quarter ended March 31, 2008.

Operating income increased by 30.3% to $9.3 million for the quarter ended March 31, 2009, compared to $7.1 million for the quarter ended March 31, 2008.  SG&A expenses as a percentage of revenue were 10.0% for the quarter ended March 31, 2009, compared to 10.5% for the quarter ended March 31, 2008, due to operating leverage and cost-control measures.  SG&A costs increased by 5.3% to $21.5 million for the quarter ended March 31, 2009, compared to $20.4 million for the quarter ended March 31, 2008.  The dollar increase in SG&A expenses was primarily due to increased compensation costs as well as an increase in our allowance for doubtful accounts, partially offset by decreases in fees to outside service providers and travel expenses.  Our total headcount decreased by 6 employees as of March 31, 2009, compared to March 31, 2008 due to operational changes made during the quarter.  Our sales headcount increased by 19 employees as of March 31, 2009, compared to March 31, 2008 to 187 field sales representatives and 135 telesales representatives.

Net income increased by 32.2% to $5.8 million for the quarter ended March 31, 2009, compared to $4.4 million for the quarter ended March 31, 2008.  Diluted earnings per share were $0.47 and $0.36 for the quarters ended March 31, 2009 and March 31, 2008, respectively, an increase of 30.6%.

Six months ended March 31, 2009 compared to six months ended March 31, 2008

Total revenues increased by 12.1% to $446.3 million for the six months ended March 31, 2009, compared to $398.3 million for the six months ended March 31, 2008.  Revenues attributable to new customers represented approximately 80% of the growth in total revenues during the six months ended March 31, 2009.  Included in the new customer growth were approximately $5.3 million of revenues attributable to new customers acquired as a result of the acquisition of AAHA MARKETLink on July 1, 2008.  Additionally, we had $10.7 million of incremental revenues as a result of the acquisition of AAHA MARKETLink from customers who had previously been purchasing from both MWI and AAHA MARKETLink.  Commissions on agency sales increased 1.7% to $6.6 million for the six months ended March 31, 2009, compared to $6.5 million for the six months ended March 31, 2008.

Gross profit increased by 12.5% to $65.3 million for the six months ended March 31, 2009, compared to $58.1 million for the six months ended March 31, 2008.  Gross profit as a percentage of total revenues was 14.6% for both of the six months ended March 31, 2009 and March 31, 2008.  Gross profit as a percentage of revenues benefited from an improvement in freight costs as a percentage of revenues but was offset by a decrease in commission revenues as a percentage of revenues. Vendor rebates for the six months ended March 31, 2009 increased approximately $800,000 compared to the six months ended March 31, 2008.

Operating income increased by 27.7% to $19.0 million for the six months ended March 31, 2009, compared to $14.8 million for the six months ended March 31, 2008.  SG&A expenses as a percentage of revenues were 10.0% and 10.5% for the six months ended March 31, 2009 and March 31, 2008, respectively.  SG&A costs increased by 7.0% to $44.6 million for the six months ended March 31, 2009, compared to $41.7 million for the six months ended March 31, 2008.   The dollar increase in SG&A expenses was primarily due to increased compensation costs as well as an increase in our allowance for doubtful accounts.

Net income increased by 29.3% to $11.7 million for the six months ended March 31, 2009, compared to $9.1 million for the six months ended March 31, 2008.  Diluted earnings per share were $0.95 and $0.74 for the six months ended March 31, 2009 and March 31, 2008, respectively, an increase of 28.4%.

Receivables as of March 31, 2009 increased 5.0% to $135.0 million compared to September 30, 2008 due to continued revenue growth and the impact of extended receivable terms which will be due during the June quarter.  Inventories as of March 31, 2009 decreased 1.2% to $117.0 million compared to September 30, 2008 due to effective management of inventory partially offset by strategic inventory purchases that were made in December 2008 ahead of vendor price increases.  Accounts payable as of March 31, 2009 decreased 20.4% to $97.9 million compared to September 30, 2008 primarily due to payment for inventory that was purchased in December 2008.  The balance on our revolving credit facility as of March 31, 2009 was $14.7 million as we borrowed money on our revolving credit facility due to use of working capital as described above.

Business Outlook

The Company updates its previous estimates for the fiscal year ending September 30, 2009.  The Company expects revenues will be approximately $910 million to $925 million, which represents growth of approximately 9% to 11% compared to revenues in fiscal year 2008.  The Company expects diluted earnings per share will be from $1.80 to $1.85, which represents growth of 11% to 14% compared to diluted earnings per share in fiscal year 2008.  The Company’s previous guidance was revenues of approximately $900 million to $950 million and diluted earnings per share of $1.75 to $1.85.

Conference Call

The Company will be hosting a conference call on April 30, 2009 at 11:00 a.m. eastern daylight time to discuss these results and its fiscal year 2009 business outlook in greater detail.  Participants can access the conference call by dialing (877) 627-6544 and international callers can access the conference by dialing (719) 325-4889.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through May 14, 2009 by calling (888) 203-1112 for calls within the United States or (719) 457-0820 for international calls using the passcode 4485768 or by accessing the Company’s web site.

MWI is a leading distributor of animal health products to veterinarians across the United States of America. Products MWI sells include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. We market these products to veterinarians in both the companion animal and production animal markets. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include vendor rebates based upon attaining certain growth goals; changes in or availability of vendor rebate programs; changes in the way vendors introduce products to market; exclusivity requirements with certain vendors that may prohibit us from distributing competing products manufactured by other vendors; the impact of vendor consolidation on our business; the impact of general economic trends on our business; the recall of a significant product by one of our vendors; extended shortage or backlog of a significant product by one of our vendors; seasonality; the timing and effectiveness of marketing programs offered by our vendors; the timing of the introduction of new products and services by our vendors; the ability to borrow on our credit line; unforeseen litigation; a disruption caused by adverse weather or other natural conditions; inability to ship products to the customer as a result of technological or shipping disruptions; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy.  Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.

(Unaudited - Dollars and shares in thousands, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
Condensed Consolidated Statements of Income	2009	2008	2009	2008
Revenues	$214,512	$194,960	$446,331	$398,321
Cost of product sales	182,878	166,692	381,042	340,268
Gross profit	31,634	28,268	65,289	58,053
Selling, general and administrative expenses	21,498	20,410	44,631	41,713
Depreciation and amortization	867	746	1,702	1,493
Operating income	9,269	7,112	18,956	14,847
Interest expense	(75)	(114)	(139)	(165)
Other income	182	158	397	444
Income before taxes	9,376	7,156	19,214	15,126
Income tax expense	(3,589)	(2,778)	(7,478)	(6,048)
Net income	$5,787	$4,378	$11,736	$9,078
Net income per share - diluted	$0.47	$0.36	$0.95	$0.74
Weighted average commonshares outstanding - diluted	12,296	12,298	12,296	12,297

			March 31,	September 30,
Condensed Consolidated Balance Sheets			2009	2008
Assets
Cash			$131	$3,419
Receivables, net			135,023	128,564
Inventories			116,982	118,403
Prepaid expenses and other current assets			2,756	3,168
Deferred income taxes			1,466	809
Total current assets			256,358	254,363
Property and equipment, net			9,199	9,687
Goodwill			37,610	37,727
Intangibles, net			10,608	10,945
Other assets, net			2,155	2,083
Total Assets			$315,930	$314,805

Liabilities
Line-of-credit			$14,700	$—
Accounts payable			97,892	123,003
Accrued expenses			8,837	9,854
Current portion of long-term debt			97	97
Total current liabilities			121,526	132,954
Deferred income taxes			1,222	751
Long-term debt			—	97

Stockholders’ Equity			193,182	181,003
Total Liabilities and Stockholders’ Equity			$315,930	$314,805